EXHIBIT 99.1
Sunair Services Corporation Announces Completion of the Sale of Percipia, Inc.
BOCA RATON, Fla., Aug. 2 — Sunair Services Corporation (Company) (Amex: SNR — News) today announced that it has completed its previously announced sale of its telephone communications subsidiary, Percipia, Inc., to Net2Room.com Pte. Ltd. for approximately $4.0 million in cash, subject to a post-closing adjustment. The Company intends to use the proceeds from the sale for working capital and to repay debt.
Commenting on the sale, John J. Hayes, the Company’s chief executive officer said, “I am excited the sale is completed and I believe this will enhance our long-term market share and profitability objectives. The sale of this subsidiary reflects our strategy to transition away from our non-core business operations and to focus our efforts on our core lawn and pest control services business, which we began in June 2005 with the acquisition of Middleton Pest Control.”
About Sunair
Sunair Services Corporation, a Florida corporation, through its wholly owned subsidiary, Middleton Pest Control, Inc., with headquarters located in Orlando, Florida, provides pest control and lawn care services to both residential and commercial customers. Middleton provides essential pest control services and protection against termites and insects to homes and businesses. In addition, Middleton supplies lawn care services to homes and businesses, which includes fertilization treatments and protection against disease, weeds and insects for lawns and shrubs. Sunair also is involved in the telephone communications business. For more information about Sunair, please visit http://www.sunairservices.com.
Information Regarding Forward Looking Statements
Some of the statements in this press release, including those that contain the words “anticipate,” “believe,” “plan,” “estimate,” “expect,” “should,” “intend” and other similar expressions, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements or those of the Company’s industry to be materially different from any future results, performance or achievements expressed or implied by those forward-looking statements. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements include the inability to consummate future acquisitions or pursue growth opportunities, the inability to integrate acquisitions, the inability to raise additional capital to finance expansion, the inability to sell the Company’s non-core assets, the inability to recognize the benefits of from the sale of the Company’s non-core assets, the risks inherent in the entry into new geographic markets, changes in regulatory conditions, competition, risks associated with general economic conditions and other factors included in the Company’s filings with the SEC. Copies of the Company’s SEC filings are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.